EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-181735 on Form S-8 of Computer Sciences Corporation of our report dated June 30, 2014, relating to the financial statements and supplemental schedules appearing in this Annual Report on Form 11-K of Computer Sciences Corporation Matched Asset Plan for the year ended December 31, 2013.

/s/ JOHNSON LAMBERT LLP

Falls Church, Virginia
June 30, 2014